                                 SCHEDULE 13D/A

                                 (RULE 13d-101)

  Information to be Included in Statements Filed Pursuant to Rule 13d-1(a) and
               Amendments Thereto Filed Pursuant to Rule 13d-2(a)

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D/A

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 11)*


                              iStar Financial Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   85569R 104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  Jay Sugarman
                      1114 Avenue of Americas, 27th Floor
                            New York, New York 10036
                           Telephone: (212) 930-9400
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                    Copy to:
                               Michael A. Gordon
                           Sidley Austin Brown & Wood
                                 Bank One Plaza
                            10 South Dearborn Street
                            Chicago, Illinois 60603
                           Telephone: (312) 853-2217


                                  May 29, 2001
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

                              (Page 1 of 32 Pages)

CUSIP NO. 85569R 104              13D                         PAGE 2 OF 32 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    B Holdings, LLC
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    545,518
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    0
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    545,518
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    0 (See Item 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     545,518 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.6% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

CUSIP NO. 85569R 104              13D                         PAGE 3 OF 32 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Starwood Opportunity Fund II, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Connecticut
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    545,518 shares
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    545,518 (See Item 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     545,518 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.6% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

CUSIP NO. 85569R 104              13D                         PAGE 4 OF 32 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Starwood Mezzanine Investors, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    10,962,886 (See Item 5)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    0
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    10,962,886 (See Item 5)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,962,886 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.8% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

CUSIP NO. 85569R 104              13D                         PAGE 5 OF 32 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Starwood Mezzanine Holdings, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    10,962,886 (See Item 5)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    10,962,886 (See Item 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,962,886 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.8% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

CUSIP NO. 85569R 104              13D                         PAGE 6 OF 32 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Starwood Capital Group I, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    11,508,404 (See Item 5)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    11,508,404 (See Item 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,508,404 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     13.4% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

CUSIP NO. 85569R 104              13D                         PAGE 7 OF 32 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    BSS Capital Partners, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    11,508,404 (See Item 5)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    11,508,404 (See Item 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,508,404 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     13.4% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

CUSIP NO. 85569R 104              13D                         PAGE 8 OF 32 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Sternlicht Holdings II, Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    11,508,404 (See Item 5)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    11,508,404 (See Item 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,508,404 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     13.4% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     CO
--------------------------------------------------------------------------------

CUSIP NO. 85569R 104              13D                        PAGE 9 OF 32 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    SOFI-IV SMT Holdings, L.L.C.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    41,854,934
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    0
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    41,854,934
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     41,854,934 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     48.7% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

CUSIP NO. 85569R 104              13D                        PAGE 10 OF 32 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Starwood Opportunity Fund IV, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    41,854,934 (See Item 5)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    41,854,934 (See Item 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     41,854,934 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     48.7% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

CUSIP NO. 85569R 104              13D                        PAGE 11 OF 32 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    SOFI IV Management, L.L.C.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Connecticut
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    41,854,934 (See Item 5)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    41,854,934 (See Item 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     41,854,934 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     48.7% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

CUSIP NO. 85569R 104              13D                        PAGE 12 OF 32 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Starwood Capital Group, L.L.C.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Connecticut
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    8,000
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    42,127,693 (See Item 5)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    8,000
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    42,127,693 (See Item 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     42,135,693 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     49.0% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

CUSIP NO. 85569R 104              13D                        PAGE 13 OF 32 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Barry S. Sternlicht
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    OO, PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    1,536,887
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    53,371,338 (See Item 5)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    1,536,887
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    53,371,338 (See Item 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     54,908,225 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     63.9% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

                                                        ------------------------
                                                           Page 14 of 32 Pages
                                                        ------------------------

                        AMENDMENT NO. 11 TO SCHEDULE 13D

         This amendment No. 11 to the Schedule 13D filed on November 29, 1993 (the "Schedule 13D"), as amended on January 13, 1994, February 9, 1994, March 15, 1994, March 22, 1996, September 26, 1996, January 22, 1997, March 18, 1998,
October 14, 1998, June 15, 1999 and November 19, 1999 is on behalf of B Holdings, L.L.C., a Connecticut limited liability company ("BLLC"), Starwood Opportunity Fund II, L.P., a Connecticut limited partnership ("SOF II"), Starwood Mezzanine Investors, L.P., a Delaware limited partnership ("Starwood Investors"), Starwood Mezzanine Holdings, L.P., a Delaware limited partnership ("Starwood Holdings"), Starwood Capital Group I, L.P., a Delaware limited partnership ("Starwood Capital"), BSS Capital Partners, L.P., a Delaware limited partnership ("BSS"), Sternlicht Holdings II, Inc., a Delaware corporation ("Sternlicht Holdings"), SOFI-IV SMT Holdings, L.L.C., a Delaware limited liability company ("SMT"), Starwood Opportunity Fund IV, L.P., a Delaware limited partnership ("SOFI IV"), SOFI IV Management, L.L.C., a Connecticut limited liability company ("SOFI IV Management"), Starwood Capital Group, L.L.C., a Connecticut limited liability company ("SCG") and Barry S. Sternlicht.

         Unless specifically amended and/or restated herein, the disclosure set forth in the Schedule 13D, as amended through Amendment No. 10, shall remain unchanged.

ITEM 1.  SECURITY AND ISSUER.

         The information previously furnished in response to item 1 is hereby amended and restated in it entirety as follows:

         This statement relates to shares of common stock, par value, $0.001 per share (the "Shares") of iStar Financial Inc., a Maryland corporation (the "Issuer"), formerly known as Starwood Financial Inc., the successor by merger to Starwood Financial Trust, a Maryland real estate investment trust ("SFT"). As a result of the merger each class A Share of SFT was converted into one share of the Issuer and the holder of SFT's Class B shares received one Share of the Issuer for every 49 Class B Shares it owned. The Issuer's principal executive offices are located at 1114 Avenue of the Americas, 27th Floor, New York, New York 10036.

ITEM 2.  IDENTITY AND BACKGROUND.

         No amendment.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         No Amendment.

ITEM 4.  PURPOSE OF TRANSACTION.

         The information previously furnished in response to Item 4 is hereby amended by adding at the end thereto the following:

         Certain of the Reporting Persons may from time to time sell or otherwise dispose of their respective positions in the Issuer's Shares in one or more public or private transactions.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         The information previously furnished in response to Item 5 is hereby amended and restated as follows:

                                                        ------------------------
                                                           Page 15 of 32 Pages
                                                        ------------------------


         Based on information provided by the Issuer, the total number of Shares outstanding as of April 3, 2001 for purposes of calculating the percentage ownership of Shares for each Reporting Person equaled 85,925,326.

         (a) Aggregate Number and Percentage of the Class of Securities Identified Pursuant to Item 1 Beneficially Owned by Each Person Named in Item 2:

         As of April 16, 2001, BLLC beneficially owned 0.6% of the issued and outstanding Shares, or 545,518 Shares.

         As of April 16, 2001, SOF II may be deemed to have beneficially owned 0.6% of the issued and outstanding Shares, or 545,518 Shares, by virtue of being a member of BLLC. This Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

         As of April 16, 2001, Starwood Investors beneficially owned 12.8% of the issued and outstanding Shares, or 10,962,886 Shares.

         As of April 16, 2001, Starwood Holdings may be deemed to have beneficially owned 12.8% of the issued and outstanding Shares, or 10,962,886 Shares, by virtue of being a general partner of Starwood Investors. This Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

         As of April 16, 2001, Starwood Capital may be deemed to have beneficially owned 13.4% of the issued and outstanding Shares, or 11,508,404 Shares, by virtue of being (i) a general partner of Starwood Investors, (ii) the general partner of Starwood Holdings, which is the other general partner of Starwood Investors and (iii) the general partner of SOF II, which is a member of BLLC. This Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

         As of April 16, 2001, BSS may be deemed to have beneficially owned 13.4% of the issued and outstanding Shares, or 11,508,404 Shares, by virtue of being a general partner of Starwood Capital, which is (i) a general partner of Starwood Investors, (ii) the general partner of Starwood Holdings, which is the other general partner of Starwood Investors and (iii) the general partner of SOF II, which is a member of BLLC. This Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

         As of April 16, 2001, Sternlicht Holdings may be deemed to have beneficially owned 13.4% of the issued and outstanding Shares, or 11,508,404 Shares, by virtue of being the general partner of BSS, which is the general partner of Starwood Capital, which is (i) a general partner of Starwood Investors, (ii) the general partner of Starwood Holdings, which is the other general partner of Starwood Investors and (iii) the general partner of SOF II, which is a member of BLLC. This Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

         As of April 16, 2001, SMT beneficially owned 48.7% of the issued and outstanding Shares, or 41,854,934 Shares.

         As of April 16, 2001, SOFI IV may be deemed to have beneficially owned 48.7% of the issued and outstanding Shares, or 41,854,934 Shares, by virtue of being the sole member and manager of SMT. This Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

                                                        ------------------------
                                                           Page 16 of 32 Pages
                                                        ------------------------


         As of April 16, 2001, SOFI IV Management may be deemed to have beneficially owned 48.7% of the issued and outstanding Shares, or 41,854,934 Shares, by virtue of being the sole member and manager of SMT. This Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

         As of April 16, 2001, SCG may be deemed to have beneficially owned 49.0% of the issued and outstanding Shares, or 42,135,693 Shares, by virtue of
(i) being a general manager of SOFI IV Management, which is the general partner of SOFI IV, which is the sole member and manager of SMT and (ii) being a member of BLLC. This Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein. This Reporting Person also directly owns 8,000 shares.

         As of April 16, 2001, Barry S. Sternlicht may be deemed to have beneficially owned 63.9% of the issued and outstanding Shares, or 54,908,225 Shares, by virtue of his control of (i) Sternlicht Holdings, which is the general partner of BSS, which is the general partner of Starwood Capital, which is a general partner of Starwood Investors, and the general partner of Starwood Holdings, which is the other general partner of Starwood Investors and the general partner of SOF II, which is a member of BLLC, and (iii) SCG, which is the general manager of SOFI IV Management, which is the general partner of SOFI IV, which is the sole member and manager of SMT and a member of BLLC. This Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. Mr. Sternlicht also personally owns 1,536,887 Shares.

         (b) Number of Shares as to Which There is Sole Power to Vote or to Direct the Vote, Shared Power to Vote or to Direct the Vote, and Sole or Shared Power to Dispose or to Direct the Disposition:

         As of April 16, 2001:

         BLLC has the sole power to vote and dispose of 545,518 Shares. BLLC does not share the power to vote or dispose of any Shares.

         By virtue of being a member of BLLC, SOF II shares the power to vote and dispose of 545,518 Shares. SOF II does not have the sole power to vote or dispose of any Shares.

         Starwood Investors has the sole power to vote and dispose of 10,962,886 Shares. Starwood Investors does not share the power to vote or dispose of any Shares.

         By virtue of being a general partner of Starwood Investors, Starwood Holdings shares the power to vote and dispose of 10,962,886 Shares. Starwood Holdings does not have the sole power to vote or dispose of any Shares.

         By virtue of being a general partner of Starwood Investors, the general partner of Starwood Holdings (the other general partner of Starwood Investors) and the general partner of SOF II, which is a member of BLLC, Starwood Capital shares the power to vote and dispose of 11,508,404 Shares. Starwood Capital does not have the sole power to vote or dispose of any Shares.

         By virtue of being the general partner of Starwood Capital (which is a general partner of Starwood Investors, the general partner of Starwood Holdings, which is the other general partner of Starwood Investors and the general partner of SOF II, which is a member of BLLC), BSS shares the power to vote and dispose of 11,508,404 Shares. BSS does not have the sole power to vote or dispose of any Shares.

                                                        ------------------------
                                                           Page 17 of 32 Pages
                                                        ------------------------


         By virtue of being a general partner of BSS (which is the general partner of Starwood Capital, which is a general partner of Starwood Investors, the general partner of Starwood Holdings, which is the other general partner of Starwood Investors and the general partner of SOF II, which is a member of
BLLC), Sternlicht Holdings shares the power to vote and dispose of 11,508,404 Shares. Sternlicht Holdings does not have the sole power to vote or dispose of any Shares.

         SMT has the sole power to vote and dispose of 41,854,934 Shares. SMT does not share the power to vote or dispose of any Shares.

         By virtue of being the sole member and manager of SMT, SOFI IV shares the power to vote and dispose of 41,854,934 Shares. SOFI IV does not have the sole power to vote or dispose of any Shares.

         By virtue of being a general partner of SOFI IV, which is the sole member and manager of SMT, SOFI IV Management shares the power to vote and dispose of 41,854,934 Shares. SOFI IV Management does not have the sole power to vote or dispose of any Shares.

         By virtue of being a general manager of SOFI IV Management, which is the general partner of SOFI IV, which is the sole member and manager of SMT and a member of BLLC, SCG shares the power to vote and dispose of 42,135,693 Shares. SCG does not have the sole power to vote or dispose of any Shares.

         By virtue of being (i) the sole owner of Sternlicht Holdings (which is the general partner of BSS, which is the general partner of Starwood Capital, which is a general partner of Starwood Investors, the general partner of Starwood Holdings, which is the other general partner of Starwood Investors, Partners and the general partner of SOF II, which is a member of BLLC) and (ii) the general manager of SCG (which is the general manager of SOFI IV Management, which is the general partner of SOFI IV, which is the general manager of SMT and a member of BLLC), Barry S. Sternlicht shares the power to vote and dispose of 53,371,338 Shares. Mr. Sternlicht has the sole power to vote or dispose of 1,536,887 Shares held personally by him.

         (c) Except as specified in Item 4 or as previously reported in the
Schedule 13D, no Reporting Person has effected any transactions in Shares during the 60 day period preceding April 16, 2001.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         No Amendment.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         No Amendment.

                                                        ------------------------
                                                           Page 18 of 32 Pages
                                                        ------------------------



                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of May 29, 2001.                  B HOLDINGS, L.L.C.

                                           By:  Starwood Capital Group, L.L.C.
                                           Its: Member


                                           By: /s/ Jerome C. Silvey
                                              ----------------------------------
                                           Name: Jerome C. Silvey
                                           Its:  Senior Vice President and Chief
                                                 Financial Officer

                                                        ------------------------
                                                           Page 19 of 32 Pages
                                                        ------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of May 29, 2001.                  STARWOOD OPPORTUNITY FUND II, L.P.

                                           By:  Starwood Capital Group I, L.P.
                                           Its:  General Partner

                                           By:  BSS Capital Partners, L.P.
                                           Its:  General Partner

                                           By:  Sternlicht Holdings II, Inc.
                                           Its:  General Partner

                                           By: /s/ Jerome C. Silvey
                                              ----------------------------------
                                           Name: Jerome C. Silvey
                                           Its:  Senior Vice President and Chief
                                                 Financial Officer

                                                        ------------------------
                                                           Page 20 of 32 Pages
                                                        ------------------------



                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of May 29, 2001.                  STARWOOD MEZZANINE INVESTORS, L.P.

                                           By:  Starwood Capital Group I, L.P.
                                           Its:  General Partner

                                           By:  BSS Capital Partners, L.P.
                                           Its:  General Partner

                                           By:  Sternlicht Holdings II, Inc.
                                           Its:  General Partner


                                           By: /s/ Jerome C. Silvey
                                              ----------------------------------
                                           Name: Jerome C. Silvey
                                           Its:  Senior Vice President and Chief
                                                 Financial Officer

                                                        ------------------------
                                                           Page 21 of 32 Pages
                                                        ------------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of May 29, 2001.                  STARWOOD MEZZANINE HOLDINGS, L.P.

                                           By:  Starwood Capital Group I, L.P.
                                           Its:  General Partner

                                           By:  BSS Capital Partners, L.P.
                                           Its:  General Partner

                                           By:  Sternlicht Holdings II, Inc.
                                           Its:  General Partner

                                           By: /s/ Jerome C. Silvey
                                              ----------------------------------
                                           Name: Jerome C. Silvey
                                           Its:  Senior Vice President and Chief
                                                 Financial Officer

                                                        ------------------------
                                                           Page 22 of 32 Pages
                                                        ------------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of May 29, 2001.                  STARWOOD CAPITAL GROUP I, L.P.


                                           By:  BSS Capital Partners, L.P.
                                           Its:  General Partner

                                           By:  Sternlicht Holdings II, Inc.
                                           Its:  General Partner

                                           By: /s/ Jerome C. Silvey
                                              ----------------------------------
                                           Name: Jerome C. Silvey
                                           Its:  Senior Vice President and Chief
                                                 Financial Officer

                                                        ------------------------
                                                           Page 23 of 32 Pages
                                                        ------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of May 29, 2001.                  BSS CAPITAL PARTNERS, L.P.


                                           By:  Sternlicht Holdings II, Inc.
                                           Its:  General Partner


                                           By: /s/ Jerome C. Silvey
                                              ----------------------------------
                                           Name: Jerome C. Silvey
                                           Its:  Senior Vice President and Chief
                                                 Financial Officer

                                                        ------------------------
                                                           Page 24 of 32 Pages
                                                        ------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of May 29, 2001.                  STERNLICHT HOLDINGS II, INC.


                                           By: /s/ Jerome C. Silvey
                                              ----------------------------------
                                           Name: Jerome C. Silvey
                                           Its:  Senior Vice President and Chief
                                                 Financial Officer

                                                        ------------------------
                                                           Page 25 of 32 Pages
                                                        ------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of May 29, 2001.                SOFI-IV SMT HOLDINGS, L.L.C.

                                         By:  Starwood Opportunity Fund IV, L.P.
                                         Its:  Sole Member and Manager

                                         By:  SOFI IV Management, L.L.C.
                                         Its:  General Partner

                                         By:  Starwood Capital Group, L.L.C.
                                         Its:  General Manager

                                         By: /s/ Jerome C. Silvey
                                            ------------------------------------
                                         Name: Jerome C. Silvey
                                         Its:  Senior Vice President and Chief
                                               Financial Officer

                                                        ------------------------
                                                           Page 26 of 32 Pages
                                                        ------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of May 29, 2001.                  STARWOOD OPPORTUNITY FUND IV,  L.P.

                                           By:  SOFI IV Management, L.L.C.
                                           Its:  General Partner

                                           By:  Starwood Capital Group, L.L.C.
                                           Its:  General Manager

                                           By: /s/ Jerome C. Silvey
                                              ----------------------------------
                                           Name: Jerome C. Silvey
                                           Its:  Senior Vice President and Chief
                                                 Financial Officer

                                                        ------------------------
                                                           Page 27 of 32 Pages
                                                        ------------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of May 29, 2001.                  SOFI IV MANAGEMENT, L.L.C.

                                           By:  Starwood Capital Group, L.L.C.
                                           Its:  General Manager


                                           By: /s/ Jerome C. Silvey
                                              ----------------------------------
                                           Name: Jerome C. Silvey
                                           Its:  Senior Vice President and Chief
                                                 Financial Officer

                                                        ------------------------
                                                           Page 28 of 32 Pages
                                                        ------------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of May 29, 2001.                  STARWOOD CAPITAL GROUP, L.L.C.


                                           By: /s/ Jerome C. Silvey
                                              ----------------------------------
                                           Name: Jerome C. Silvey
                                           Its:  Senior Vice President and Chief
                                                 Financial Officer

                                                        ------------------------
                                                           Page 29 of 32 Pages
                                                        ------------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of May 29, 2001.

                                           By: /s/ Barry S. Sternlicht
                                              ----------------------------------
                                           Name:  Barry S. Sternlicht

                                                        ------------------------
                                                           Page 30 of 32 Pages
                                                        ------------------------


                             JOINT FILING AGREEMENT

         This will confirm the agreement by and among all the undersigned that the Amendment No. 11 to the Schedule 13D filed on or about this date with respect to the beneficial ownership of the undersigned of Common Stock, par value $0.001 per share, and iStar Financial Inc. is being, and any and all further amendments to the Schedule 13D may be, filed on behalf of each of the undersigned.

         This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.


Dated as of May 29, 2001.                  B HOLDINGS, L.L.C.

                                           By:  Starwood Capital Group, L.L.C.
                                           Its: Member

                                           By: /s/ Jerome C. Silvey
                                              ----------------------------------
                                           Name: Jerome C. Silvey
                                           Its:  Senior Vice President and Chief
                                                 Financial Officer


                                           STARWOOD OPPORTUNITY FUND II, L.P.
                                           By:  Starwood Capital Group I, L.P.
                                           Its:  General Partner
                                           By:  BSS Capital Partners, L.P.
                                           Its:  General Partner
                                           By:  Sternlicht Holdings II, Inc.
                                           Its:  General Partner

                                           By: /s/ Jerome C. Silvey
                                              ----------------------------------
                                           Name: Jerome C. Silvey
                                           Its:  Senior Vice President and Chief
                                                 Financial Officer


                                           STARWOOD MEZZANINE INVESTORS, L.P.

                                           By:  Starwood Capital Group I, L.P.
                                           Its:  General Partner
                                           By:  BSS Capital Partners, L.P.
                                           Its:  General Partner
                                           By:  Sternlicht Holdings II, Inc.
                                           Its:  General Partner

                                           By: /s/ Jerome C. Silvey
                                              ----------------------------------
                                           Name: Jerome C. Silvey
                                           Its:  Senior Vice President and Chief
                                                 Financial Officer

                                                        ------------------------
                                                           Page 31 of 32 Pages
                                                        ------------------------


                                         STARWOOD MEZZANINE HOLDINGS, L.P.
                                         By:  Starwood Capital Group I, L.P.
                                         Its:  General Partner
                                         By:  BSS Capital Partners, L.P.
                                         Its:  General Partner
                                         By:  Sternlicht Holdings II, Inc.
                                         Its:  General Partner

                                         By: /s/ Jerome C. Silvey
                                            ------------------------------------
                                         Name: Jerome C. Silvey
                                         Its:  Senior Vice President and Chief
                                               Financial Officer


                                         STARWOOD CAPITAL GROUP I, L.P.

                                         By:  BSS Capital Partners, L.P.
                                         Its:  General Partner
                                         By:  Sternlicht Holdings II, Inc.
                                         Its:  General Partner

                                         By: /s/ Jerome C. Silvey
                                            ------------------------------------
                                         Name: Jerome C. Silvey
                                         Its:  Senior Vice President and Chief
                                               Financial Officer


                                         BSS CAPITAL PARTNERS, L.P.

                                         By:  Sternlicht Holdings II, Inc.
                                         Its:  General Partner

                                         By: /s/ Jerome C. Silvey
                                            ------------------------------------
                                         Name: Jerome C. Silvey
                                         Its:  Senior Vice President and Chief
                                               Financial Officer


                                         STERNLICHT HOLDINGS II, Inc.

                                         By: /s/ Jerome C. Silvey
                                            ------------------------------------
                                         Name: Jerome C. Silvey
                                         Its:  Senior Vice President and Chief
                                               Financial Officer


                                         SOFI-IV SMT HOLDINGS, L.L.C.

                                         By:  Starwood Opportunity Fund IV, L.P.
                                         Its:   Sole Member and Manager
                                         By:  SOFI IV Management, L.L.C.
                                         Its:  General Partner
                                         By:  Starwood Capital Group, L.L.C.
                                         Its:  General Manager

                                         By: /s/ Jerome C. Silvey
                                            ------------------------------------
                                         Name: Jerome C. Silvey
                                         Its:  Senior Vice President and Chief
                                               Financial Officer

                                                        ------------------------
                                                           Page 32 of 32 Pages
                                                        ------------------------


                                           STARWOOD OPPORTUNITY FUND IV, L.P.

                                           By:  SOFI IV Management, L.L.C.
                                           Its:  General Partner
                                           By:  Starwood Capital Group, L.L.C.
                                           Its:  General Manager

                                           By: /s/ Jerome C. Silvey
                                              ----------------------------------
                                           Name: Jerome C. Silvey
                                           Its:  Senior Vice President and Chief
                                                 Financial Officer


                                           SOFI IV MANAGEMENT, L.L.C.

                                           By:  Starwood Capital Group, L.L.C.
                                           Its:  General Manager

                                           By: /s/ Jerome C. Silvey
                                              ----------------------------------
                                           Name: Jerome C. Silvey
                                           Its:  Senior Vice President and Chief
                                                 Financial Officer


                                           STARWOOD CAPITAL GROUP, L.L.C.

                                           By: /s/ Jerome C. Silvey
                                              ----------------------------------
                                           Name: Jerome C. Silvey
                                           Its:  Senior Vice President and Chief
                                                 Financial Officer


                                           By: /s/ Barry S. Sternlicht
                                              ----------------------------------
                                           Name: Barry S. Sternlicht